Exhibit (e)(1)
UNDERWRITING AGREEMENT
Between
FIRST FOCUS FUNDS, INC.
and
AQUARIUS FUND DISTRIBUTORS, LLC

INDEX

1.	APPOINTMENT OF AFD AND DELIVERY OF DOCUMENTS	3
2.	EXCLUSIVE NATURE OF DUTIES	4
3.	OFFERING OF SHARES	4
4.	LICENSED REPRESENTATIVES OF THE FUNDS	5
5.	REPURCHASE OR REDEMPTION OF SHARES	6
6.	DUTIES AND REPRESENTATIONS OF AFD	6
7.	DUTIES AND REPRESENTATIONS OF THE CORPORATION	8
8.	INDEMNIFICATION OF AFD BY THE CORPORATION	11
9.	INDEMNIFICATION OF THE CORPORATION BY AFD	12
10.	NOTIFICATION BY THE CORPORATION	13
11.	COMPENSATION AND EXPENSES	14
12.	SELECTED DEALER AND SELECTED AGENT AGREEMENTS	15
13.	CONFIDENTIALITY	15
14.	EFFECTIVENESS AND DURATION	15
15.	DISASTER RECOVERY	16
16.	DEFINITIONS	16
17.	MISCELLANEOUS	17
Schedule A		19
Schedule B		20

UNDERWRITING AGREEMENT
     AGREEMENT made this 1st day of May 2008, by and between FIRST FOCUS FUNDS, INC., a Nebraska corporation, having its principal office and place of business at 1620 Dodge Street, Omaha Nebraska 68197 (the “Corporation”), and AQUARIUS FUND DISTRIBUTORS, LLC, a Nebraska limited liability company having its principal office and place of business at 4020 South 147th Street, Omaha, Nebraska 68137 (“AFD”).
     WHEREAS, the Corporation is offering shares of beneficial interest (the “Shares”) in separate investment portfolios as set forth on Schedule A (each a “Fund”), and each a series of the Corporation.
     WHEREAS, the Corporation is an open-end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “1940 Act”); and
     WHEREAS, AFD is registered under the Securities Exchange Act, as a broker-dealer and is engaged in the business of selling shares of registered investment companies either directly to purchasers or through other financial intermediaries; and
     WHEREAS, the Corporation desires that AFD offer, as principal underwriter, the Shares of the Funds to the public and AFD is willing to provide those services on the terms and conditions set forth in this Agreement in order to provide for the sale and facilitate the distribution of the Shares;
     NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Corporation and AFD hereby agree as follows:
1. APPOINTMENT OF AFD AND DELIVERY OF DOCUMENTS
     (a) The Corporation hereby appoints AFD, and AFD hereby agrees, to act as the principal underwriter and distributor of the Shares of the Funds for the period and on the terms set forth in this Agreement. In connection therewith, the Corporation has delivered to AFD current copies of:
          (i) the Corporation’s Agreement and Declaration of Corporation and By-laws (“Organic Documents”);
          (ii) the Corporation’s current Registration Statement;
          (iii) the Corporation’s notification of registration under the 1940 Act on Form N-8A as filed with the SEC;
          (iv) the Corporation’s current Prospectus and Statement of Additional Information (as currently in effect and as amended or supplemented, the “Prospectus”);

          (v) any current plan of distribution or similar document adopted by the Funds under Rule 12b-1 under the 1940 Act (“Plan”) and each current shareholder service plan or similar document adopted by the Corporation (“Service Plan”).
     (b) The Corporation shall promptly furnish AFD with:
          (i) all amendments of or supplements to the foregoing; and
          (ii) a copy of the resolution of the Board appointing AFD and authorizing the execution and delivery of this Agreement.
2. EXCLUSIVE NATURE OF DUTIES
     (a) AFD shall be the exclusive representative of the Funds to act as distributor of the Funds except that the rights given under this Agreement to AFD shall not apply to: (i) Shares issued in connection with the merger, consolidation or reorganization of any other investment company or series or class thereof with a Fund or class thereof; (ii) the Corporation’s acquisition by purchase or otherwise of all or substantially all of the assets or stock of any other investment company or series or class thereof; (iii) the reinvestment in Shares by the Funds’ shareholders of dividends or other distributions; or (iv) any other offering by the Funds of securities to its shareholders (collectively “exempt transactions”).
     (b) Notwithstanding the foregoing, AFD is and may in the future distribute shares of other investment companies including investment companies having investment objectives similar to those of the Funds. The Corporation further understands that existing and future investors in the Funds may invest in shares of such other investment companies. The Corporation agrees that the services that AFD provides to such other investment companies shall not be deemed in conflict with its duties to the Funds under this Agreement.
3. OFFERING OF SHARES
     (a) AFD shall have the right to buy from the Funds the Shares needed to fill unconditional orders for Shares of the Funds placed with AFD by investors or selected dealers or selected agents (each as defined in Section 12 hereof) acting as agent for their customers’ or on their own behalf. Alternatively, AFD may act as the Funds’ agent, to offer, and to solicit offers to subscribe to, Shares of the Funds.
     (b) The price that AFD shall pay for Shares purchased from the Funds shall be the NAV used in determining the Public Offering Price on which the orders are based. Shares purchased by AFD are to be resold by AFD to investors at the respective Public Offering Price(s), or to selected dealers or selected agents acting in accordance with the terms of selected dealer or selected agent agreements described in Section 12 of this Agreement. The Funds will advise AFD of the NAV(s) each time that it is determined by the Funds, or its designated agent, and at such other times as AFD may reasonably request.
     (c) AFD will promptly forward all orders and subscriptions to the Funds or its designated agent. All orders and all subscriptions shall be directed to the Funds for acceptance and shall not be binding until accepted by the Funds. Any order or subscription may be rejected by the Funds; provided, however, that the Funds will not arbitrarily or without reasonable cause refuse to accept or confirm orders or subscriptions for the purchase of Shares. The Funds or its designated agent will confirm orders and subscriptions upon their receipt, will make appropriate book entries and, upon receipt by the Funds or its designated agent of payment therefore, will issue such Shares in uncertificated form pursuant to the instructions of AFD. AFD agrees to cause such payment and such instructions to be delivered promptly to the Funds or its designated agent.
     (d) The Funds reserve the right to suspend the offering of Shares of the Funds at any time in the absolute discretion of the Board or at the direction of the Corporation’s officers, and upon notice of such suspension AFD shall cease to offer Shares of the Funds specified in the notice.
     (e) No Shares shall be offered by either AFD or the Funds under any of the provisions of this Agreement and no orders for the purchase or sale of Shares hereunder shall be accepted by the Funds if and so long as the effectiveness of the Registration Statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the Securities Act, or if and so long as a current Prospectus, as required by Section 10(b) of the Securities Act, as amended, is not on file with the SEC; provided, however, that nothing contained in this paragraph shall in any way limit the Funds’ obligation to repurchase Shares from any shareholder in accordance with the provisions of the Fund’s Organic Documents or the Prospectus applicable to the Shares.
4. LICENSED REPRESENTATIVES OF THE FUNDS.
     At the request of the Corporation, a Fund, a Fund’s sponsor, adviser or affiliate, AFD may license certain designated employees as a registered representative and maintain their licensed status in accordance with FINRA rules and regulations including the following:
     (a) Filing Form U-4’s and fingerprint submission and processing renewals and terminations
     (b) On-going compliance up-dates and training
     (c) Preparation of materials and training for compliance with FINRA continuing education requirements
     (d) Supervision of the registered representatives
AFD reserves the right in its sole discretion of refuse to register or maintain the registration for any individual and otherwise impose any requirements or limitations on licensed persons.

5. REPURCHASE OR REDEMPTION OF SHARES BY THE CORPORATION
     (a) Any of the outstanding Shares of the Funds may be tendered for redemption at any time, and the Funds agree to redeem or repurchase the Shares so tendered in accordance with its obligations as set forth in the Organic Documents and the Prospectus relating to the Shares.
     (b) The Funds or its designated agent shall pay:
          (i) the total amount of the redemption price consisting of the NAV less any applicable redemption fee to the redeeming shareholder or its agent, and
          (ii) except as may be otherwise required by FINRA Rules, any applicable deferred sales charges to AFD in accordance with AFD’s instructions on or before the fifth business day (or such other earlier business day as is customary in the investment company industry) subsequent to the Corporation or its agent having received the notice of redemption in proper form.
     (c) Redemption of Shares or payment therefore may be suspended at times when the New York Stock Exchange is closed for any reason other than its customary weekend or holiday closings, when trading thereon is restricted, when an emergency exists as a result of which disposal by the Funds of securities owned by the Funds is not reasonably practicable or it is not reasonably practicable for the Funds fairly to determine the value of the Funds’ net assets, or during any other period when the SEC so requires or permits.
6. DUTIES AND REPRESENTATIONS OF AFD
     (a) AFD shall use reasonable efforts to facilitate the sale of Shares of the Funds upon the terms and conditions contained herein and in the then current Registration Statement. AFD shall devote reasonable time and effort to facilitate the sale of Shares but shall not be obligated to sell any specific number of Shares. The services of AFD to the Funds hereunder are not to be deemed exclusive, and nothing herein contained shall prevent AFD from entering into like arrangements with other investment companies so long as the performance of its obligations hereunder is not impaired thereby.
     (b) To the extent required by applicable law, AFD will execute and deliver agreements with broker/dealers, financial institutions and other industry professionals based on forms of agreement approved (as may be necessary by applicable law) from time to time by the Board with respect to shares of the Funds, including but not limited to forms of sales support agreements and shareholder servicing agreements approved in connection with any distribution and/or servicing plan approved in accordance with Rule 12b-1 under the 1940 Act.
     (c) AFD shall be responsible for reviewing and providing advice and counsel on, and filing with the FINRA, all sales literature (e.g., advertisements, brochures and shareholder communications, including the Fund’s website) with respect to the Funds. AFD will forward all FINRA comments on marketing materials to the Corporation for incorporation into such materials and the sole responsibility for incorporation of such comments shall remain with the Corporation; provided, however, that the Corporation shall provide all factual content, opinion, and other content for such materials and AFD shall not be responsible for the accuracy of the content of such materials, when used thereafter by the Corporation or any person authorized by the Corporation to use such material; nor shall AFD be responsible for the filing or content of any such materials used by third parties without the authorization of AFD; and provided further that AFD shall not be responsible for filing any materials that fall within the definition of advertising and sales literature if such materials are not provided to AFD in a form suitable for filing in a timely manner. In addition, AFD will provide one or more persons, during normal business hours, to respond to telephone questions with respect to the Funds.
     (d) AFD will forward all sales related complaints concerning the Funds to the Chief Compliance Officer (Citi Compliance Services; 3435 Stelzer Road, Columbus, OH 43219) and the Manager of Mutual Fund Administration (First National Bank, Attn: First Focus Funds Administration, 1620 Dodge Street, Stop 1072, Omaha, NE 68197).
     (e) AFD will provide assistance in the preparation of quarterly board materials with regard to sales and other distribution related data reasonably requested by the Board of the Funds.
     (f) All activities by AFD and its agents, officers, managers and employees as distributor of Shares shall comply with all applicable laws, rules and regulations, including, without limitation, the 1940 Act, the Securities Act, the Securities Exchange Act, and the FINRA Rules, all rules and regulations made or adopted pursuant to the 1940 Act by the SEC or any securities association registered under the Securities Exchange Act.
     (g) In selling Shares of the Funds, AFD shall use its best efforts in all material respects duly to conform with the requirements of all federal and state laws relating to the sale of the Shares. Neither AFD, any selected dealer, any selected agent nor any other person is authorized by the Funds to give any information or to make any representations other than as is contained in a Funds’ Prospectus or any advertising materials or sales literature specifically approved in writing by the Funds or their agents.
     (h) AFD shall adopt and follow procedures for the confirmation of sales to investors and selected dealers or selected agents, the collection of amounts payable by investors and selected dealers or selected agents on such sales, and the cancellation of unsettled transactions, as may be necessary to comply with the requirements of the FINRA.
     (i) AFD represents and warrants to the Corporation that:
          (i) It is a limited liability company duly organized and existing and in good standing under the laws of the State of Nebraska and it is duly qualified to carry on its business in the State of Nebraska;
          (ii) It is empowered under applicable laws and by its Articles of

Organization to enter into and perform this Agreement;
          (iii) All requisite actions have been taken to authorize it to enter into and perform this Agreement;
          (iv) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;
          (v) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of AFD, enforceable against AFD in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and
          (vi) It is registered under the Securities Exchange Act with the SEC as a broker-dealer, it is a member in good standing of the FINRA, it will abide by the FINRA Rules, and it will notify the Funds if its membership in the FINRA is terminated or suspended.
          (vii) It will require selling agents to comply with applicable anti-money laundering laws, regulations, rules and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act (“BSA”), as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2002, Title III of the USA PATRIOT Act (the “PATRIOT Act”), its implementing regulations, and related SEC and SRO rules.
     (j) Notwithstanding anything in this Agreement, including the Schedules, to the contrary, AFD makes no warranty or representation as to the number of selected dealers or selected agents with which it has entered into agreements in accordance with Section 12 hereof, as to the availability of any Shares to be sold through any selected dealer, selected agent or other intermediary or as to any other matter not specifically set forth herein.
7. DUTIES AND REPRESENTATIONS OF THE CORPORATION
     (a) The Corporation shall furnish to AFD copies of all financial statements and other documents to be delivered to shareholders or investors at least two Fund Business Days prior to such delivery and shall furnish AFD copies of all other financial statements, documents and other papers or information which AFD may reasonably request for use in connection with the distribution of Shares. The Corporation shall make available to AFD the number of copies of the Funds’ Prospectuses as AFD shall reasonably request.
     (b) The Corporation shall take, from time to time, subject to the approval of the Board and any required approval of the shareholders of the Funds, all actions necessary to fix the number of authorized Shares (if such number is not unlimited) and to register the Shares under the Securities Act, to the end that there will be available for sale the number of Shares as reasonably may be expected to be sold pursuant to this Agreement.
     (c) The Corporation will execute any and all documents, furnish any and all information and otherwise take all actions that may be reasonably necessary to register or qualify Shares for sale in such states as AFD may designate to the Funds and the Funds may approve, and the Funds shall pay all fees and other expenses incurred in connection with such registration or qualification; provided that AFD shall not be required to register as a broker-dealer or file a consent to service of process in any State and the Funds shall not be required to qualify as a foreign corporation, Fund or association in any State. Any registration or qualification may be withheld, terminated or withdrawn by the Funds at any time in its discretion. AFD shall furnish such information and other material relating to its affairs and activities as the Funds require in connection with such registration or qualification.
     (d) The Corporation represents and warrants to AFD that:
          (i) It is a Corporation duly organized and existing and in good standing under the laws of the state of Nebraska;
          (ii) It is empowered under applicable laws and by its Organic Documents to enter into and perform this Agreement;
          (iii) All proceedings required by the Organic Documents have been taken to authorize it to enter into and perform its duties under this Agreement;
          (iv) It is an open-end management investment company registered with the SEC under the 1940 Act;
          (v) All Shares, when issued, shall be validly issued, fully paid and non-assessable;
          (vi) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;
          (vii) The performance by the Corporation of its obligations hereunder does not and will not contravene any provision of the Corporation’s Articles of Incorporation and Bylaws.
          (viii) The Registration Statement is currently effective and will remain effective with respect to all Shares of the Funds being offered for sale;
          (ix) The Registration Statement has been or will be, as the case may be, prepared in conformity with the requirements of the Securities Act and the rules and regulations thereunder;
          (x) The Registration Statement and Prospectus contain or will contain all statements required to be stated therein in accordance with the Securities Act and the rules and regulations thereunder; all statements of fact contained or to be contained in the Registration Statement or Prospectus are or will be true and correct at the time indicated or on the effective date as the case may be; and neither the Registration Statement nor any

Prospectus, when they shall become effective or be authorized for use, will include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of Shares;
          (xi) It will from time to time file such amendment or amendments to the Registration Statement and Prospectus as, in the light of then-current and then-prospective developments, shall, in the opinion of its counsel, be necessary in order to have the Registration Statement and Prospectus at all times contain all material facts required to be stated therein or necessary to make any statements therein not misleading to a purchaser of Shares (“Required Amendments”);
          (xii) It shall not file any amendment to the Registration Statement or Prospectus without giving AFD reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Funds’ right to file at any time such amendments to the Registration Statement or Prospectus, of whatever character, as the Funds may deem advisable, such right being in all respects absolute and unconditional; and
          (xiii) Any amendment to the Registration Statement or Prospectus hereafter filed will, when it becomes effective, contain all statements required to be stated therein in accordance with the 1940 Act and the rules and regulations thereunder; all statements of fact contained in the Registration Statement or Prospectus will, when it becomes effective, be true and correct at the time indicated or on the effective date as the case may be; and no such amendment, when it becomes effective, will include an untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of the Shares.
          (xiv) In connection with any Registered Representatives maintained under this Agreement, the Corporation agrees to cooperate with AFD and provide reports as necessary to maintain appropriate licensing and qualifications and report to AFD any complaints, arbitrations, litigation or any other material matter that may affect a Registered Representatives registration status.
          (xv) It has adopted necessary procedures to comply with the Bank Secrecy Act (“BSA”), as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2002, Title III of the USA PATRIOT Act (the “PATRIOT Act”), its implementing regulations, and related SEC and SRO rules. Consistent with this requirement, the Corporation shall ensure that the account opening forms utilized by the Funds contain the necessary customer information such as name, address, taxpayer identification and other information to verify the identity of such customers as well as provide proper notification to customers of such anti-money laundering program adopted by the Corporation and/or its service providers. The Corporation shall ensure the transfer agent of the Fund takes necessary steps to verify the identity of each of its shareholders.
          (xvi) AFD may reasonably rely on and will be held harmless from relying on oral or written instructions it receives from an officer, adviser, or legal counsel to the Corporation.

8. INDEMNIFICATION OF AFD BY THE CORPORATION
     (a) The Corporation authorizes AFD and any dealers with whom AFD has entered into dealer agreements to use the latest Prospectus in the form furnished by the Corporation in connection with the sale of Shares. The Corporation agrees to indemnify, defend and hold AFD, its several officers and managers, and any person who controls AFD within the meaning of Section 15 of the Securities Act free and harmless from and against any and all claims, demands, liabilities and expenses (including the reasonable cost of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) which AFD, its officers and managers, or any such controlling persons, may incur under the Securities Act, the 1940 Act, or common law or otherwise, arising out of or based upon:
          (i) any untrue statement, or alleged untrue statement, of a material fact required to be stated in either any Registration Statement or any Prospectus,
          (ii) any omission, or alleged omission, to state a material fact required to be stated in any Registration Statement or any Prospectus or necessary to make the statements in any of them not misleading,
          (iii) the Corporation’s failure to maintain an effective Registration statement and Prospectus with respect to Shares of the Funds that are the subject of the claim or demand, provided that AFD and its agents have performed their obligations consistent with Section 3, or
          (iv) the Corporation’s failure to provide AFD with advertising or sales materials to be filed with the FINRA on a timely basis.
     (b) The Corporation’s agreement to indemnify AFD, its officers or managers, and any such controlling person will not be deemed to cover any such claim, demand, liability or expense to the extent that it arises out of or is based upon:
          (i) any such untrue statement, alleged untrue statement, omission or alleged omission made in any Registration Statement or any Prospectus in reliance upon information furnished by AFD, its officers, managers or any such controlling person to the Fund or its representatives for use in the preparation thereof, or
          (ii) willful misfeasance, bad faith or gross negligence in the performance of AFD’s duties, or by reason of AFD’s reckless disregard of its obligations and duties under this Agreement (“Disqualifying Conduct”).
     (c) The Corporation’s agreement to indemnify AFD, its officers and managers, and any such controlling person, as aforesaid, is expressly conditioned upon the Corporation’s being notified of any action brought against AFD, its officers or managers, or any such controlling person, such notification to be given by letter, by facsimile or by telegram addressed to the Funds at the address set forth above promptly after the summons or other first legal process shall have been served.
     (d) The Corporation will be entitled to assume the defense of any suit brought to enforce any such claim, demand or liability with counsel of its choosing. If the Corporation elects to assume the defense of any such suit and retain counsel, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them; but in case the Corporation does not elect to assume the defense of any such suit, the Corporation will reimburse AFD, its officers and managers, or the controlling person or persons named as defendant or defendants in such suit, for the reasonable fees and expenses of any counsel retained by them.
     (e) The Corporation’s indemnification agreement contained in this Section and the Funds’ representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of AFD, its officers and managers, or any controlling person, and shall survive the delivery of any Shares. This agreement of indemnity will inure exclusively to AFD’s benefit, to the benefit of its several officers and managers, and their respective estates, and to the benefit of any controlling persons and their successors. The Corporation agrees promptly to notify AFD of the commencement of any litigation or proceedings against the Corporation or any of its officers or Board members in connection with the issue and sale of Shares.
9. INDEMNIFICATION OF THE CORPORATION BY AFD
     (a) AFD agrees to indemnify, defend and hold the Corporation, its several officers and Board members, and any person who controls the Corporation within the meaning of Section 15 of the Securities Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the reasonable cost of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) which the Corporation, its officers or Board members, or any such controlling person, may incur under the Securities Act, the 1940 Act, or under common law or otherwise, but only to the extent that such liability or expense incurred by the Corporation, its officers or Board members, or such controlling person results from such claims or demands:
          (i) arising out of or based upon any sales literature, advertisements, information, statements or representations made by AFD and unauthorized by the Corporation or any Disqualifying Conduct in connection with the offering and sale of any Shares, or
          (ii) arising out of or based upon any untrue, or alleged untrue, statement of a material fact contained in information furnished in writing by AFD to the Fund specifically for use in the Corporation’s Registration Statement and used in the answers to any of the items of the Registration Statement or in the corresponding statements made in the Prospectus, or shall arise out of or be based upon any omission, or alleged omission, to state a material fact in connection with such information furnished in writing by AFD to the Corporation and required to be stated in such answers or necessary to make such information not misleading.

     (b) AFD’s agreement to indemnify the Corporation, its officers and trustees, and any such controlling person, as aforesaid, is expressly conditioned upon AFD’s being notified of any action brought against the Corporation, its officers or trustees, or any such controlling person, such notification to be given by letter, by facsimile or by telegram addressed to AFD at its address set forth above promptly after the summons or other first legal process shall have been served.
     (c) AFD will be entitled to assume the defense of any suit brought to enforce any such claim, demand or liability, but, in such case, such defense shall be conducted by counsel chosen by AFD. If AFD elects to assume the defense of any such suit and retain counsel, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them; but in the case AFD does not elect to assume the defense of any such suit, AFD will reimburse the Corporation, the Corporation’s officers and directors, or the controlling person or persons named as defendant or defendants in such suit, for the reasonable fees and expenses of any counsel retained by the Corporation or them.
AFD’s indemnification agreement contained in this Section and AFD’s representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by AFD or on behalf of AFD, its officers and managers, or any controlling person, and shall survive the delivery of any Shares. This agreement of indemnity will inure exclusively to the Funds’ benefit, to the benefit of the Funds’ officers and Corporationees, and their respective estates, and to the benefit of any controlling persons and their successors. AFD agrees promptly to notify the Funds of the commencement of any litigation or proceedings against AFD or any of its officers or managers in connection with the issue and sale of Shares.
10. NOTIFICATION BY THE CORPORATION
     (a) The Corporation agrees to advise AFD as soon as reasonably practical:
          (i) of any request by the SEC for amendments to the Registration Statement or any Prospectus then in effect;
          (ii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or any Prospectus then in effect or of the initiation of any proceeding for that purpose;
          (iii) of the happening of any event that makes untrue any statement of a material fact made in the Registration Statement or any Prospectus then in effect or which requires the making of a change in such Registration Statement or Prospectus in order to make the statements therein not misleading;
          (iv) of all actions of the SEC with respect to any amendment to any Registration Statement or any Prospectus which may from time to time be filed with the SEC;
          (v) if a current Prospectus is not on file with the SEC; and
          (vi) of all advertising, sales materials and other communications with the public required to be filed with the FINRA. This obligation shall extend to all revisions of such communications.
For purposes of this section, informal requests by or acts of the Staff of the SEC shall not be deemed actions of or requests by the SEC.
11. COMPENSATION AND EXPENSES
     (a) In consideration of AFD’s services hereunder, the Corporation agrees to pay, or cause the Fund or the Fund’s adviser to pay, to AFD the fees set forth in Schedule B, attached hereto. The Service Fee set forth on Schedule B may be offset by any fees and charges collected and retained by AFD as set forth below:
          (i) any applicable sales charge assessed upon investors in connection with the purchase of Shares;
          (ii) from the Fund, any applicable contingent deferred sales charge (“CDSC”) assessed upon investors in connection with the redemption of Shares;
          (iii) from the Fund, the distribution service fees with respect to the Shares of those classes as designated in Schedule A for which a Plan is effective (the “Distribution Fee”); and
          (iv) from the Fund, the shareholder service fees with respect to the Shares of those Classes as designated in Schedule A for which a Service Plan is effective (the “Shareholder Service Fee”).
     (b) The Distribution Fee and Shareholder Service Fee, if any, shall be accrued daily by the Corporation or class thereof and shall be paid monthly as promptly as possible after the last day of each calendar month at the rate or in the amounts set forth in the Plan(s).
     (c) The Corporation shall be responsible and assumes the obligation for payment of all the expenses of the Corporation, including fees and disbursements of its counsel and auditors, in connection with the preparation and filing of the Registration Statement and Prospectus (including but not limited to the expense of setting in type the Registration Statement and Prospectus and printing sufficient quantities for internal compliance, regulatory purposes and for distribution to current shareholders).
The Corporation shall bear the cost and expenses (i) of the registration of the Shares for sale under the Securities Act; (ii) of the registration or qualification of the Shares for sale under the securities laws of the various States; (iii) if necessary or advisable in connection therewith, of qualifying the Funds, (but not AFD) as an issuer or as a broker or dealer, in such States as shall be selected by the Corporation and AFD pursuant to Section 7(c) hereof; (iv) payable to each State for continuing registration or qualification therein until the Funds decide to discontinue registration or qualification pursuant to Section 7(c) hereof; and (v) payable for standard transmission costs, including costs imposed by the National Securities Clearing Corporation. AFD shall pay all expenses relating to AFD’s broker-dealer qualification.

12. SELECTED DEALER AND SELECTED AGENT AGREEMENTS
     AFD shall have the right to enter into selected dealer agreements with securities dealers of its choice (“selected dealers”) and selected agent agreements with depository institutions and other financial intermediaries of its choice (“selected agents”) for the sale of Shares and to fix therin the portion of the sales charge, if any, that may be allocated to the selected delares or selected agents; provided, that the Corporation shall, to the extent required by applicable law, approve the forms of agreements with selected dealers or selected agents, and the Corporation shall approve the compensation set forth therein. A form selling agreement for the Funds is attached hereto Selected dealers and selected agents shall resell Shares of the Funds at the public offering price(s) set forth in the Prospectus relating to the Shares. Within the United States, AFD shall offer and sell Shares of the Funds only to selected dealers that are members in good standing of FINRA or banks (as defined by Section 3(a)(6) of the Securities Exchange Act), or savings associations or savings banks that have deposits insured by the FDIC, licensed and authorized to carry on investment business in the U.S. (including the transactions contemplated by this agreement) subject to the supervision and regulation of relevant U.S. banking authorities and does not engage in any activity requiring registration as a broker or dealer under the Securities Exchange Act or regulations thereunder.
13. CONFIDENTIALITY
     AFD agrees to treat all records and other information related to the Corporation as proprietary information of the Corporation and, on behalf of itself and its employees, to keep confidential all such information, except that AFD may:
     (a) Prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;
     (b) provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and
     (c) release such other information as approved in writing by the Fund, which approval shall not be unreasonably withheld;
     AFD may release any information regarding the Corporation without the consent of the Corporation if AFD reasonably believes that it may be exposed to civil or criminal legal proceedings for failure to comply, when requested to release any information by duly constituted authorities or when so requested by the Corporation; provided that in all such cases, AFD first provides written notice to the Corporation and the Corporation is affored the opportunity, at its expense, to convince such civil or criminal tribunal or regulatory body that such information need not or should not be so disclosed. Each party agrees to comply with Regulation S-P under the Gramm-Leach-Bliley Act.
14. EFFECTIVENESS AND DURATION
     (a) This Agreement shall become effective as of the date hereof and will continue for an initial two-year term and will continue thereafter so long as such continuance is specifically approved at least annually (i) by the Corporation’s s Board or (ii) by a vote of a majority of the Shares of the Corporation, provided that in either event its continuance also is approved by a majority of the Board members who are not “interested persons” of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.
     (b) This agreement is terminable, without penalty, on not less than sixty days’ notice, by the Board, by vote of a majority of the outstanding voting securities of such Corporation, or by AFD.
     (c) This Agreement will automatically and immediately terminate in the event of its “assignment.”
     (d) AFD agrees to notify the Corporation immediately upon the event of AFD’s expulsion or suspension by the FINRA. This Agreement will automatically and immediately terminate in the event of AFD’s expulsion or suspension by the FINRA.
15. DISASTER RECOVERY
     AFD shall maintain disaster recovery procedures in effect making reasonable provisions for the storage and retrieval of information maintained in AFD’s possession.
16. DEFINITIONS
     As used in this Agreement, the following terms shall have the meaning set forth below:
     (a) The “Board” means the Board of Directors of the Corporation.
     (b) “Fund Business Day” means any day on which the NAV of Shares of each Fund is determined as stated in the then current Prospectus.
     (c) “FINRA Rules” means the Constitution, By-Laws, and Rules of Fair Practice of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and any interpretations thereof.
     (d) “NAV” means the net asset value per Share of each Fund as determined by the Fund, or its designated agent, in accordance with and at the times indicated in the applicable Prospectus of the Fund on each Fund Business Day in accordance with the method set forth in the Prospectus and guidelines established by the Board.
     (e) “Public Offering Price” means the price per Share of the Fund at which AFD or selected dealers or selected agents may sell Shares to the public or to those persons eligible to invest in Shares as described in the Prospectus of the Funds, determined in accordance with such Prospectus under the Securities Act relating to such Shares.
     (f) “Prospectus” means the current prospectus and statement of additional information of the Fund, as currently in effect and as amended or supplemented.
     (g) “Registration Statement” means the Fund’s Registration Statement on Form N-1A and all amendments thereto filed with the SEC.
     (h) “SEC” means the U.S. Securities and Exchange Commission.
     (i) “Securities Act” means the Securities Act of 1933, as amended.
     (j) “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
     (k) “1940 Act” means the Investment Company Act of 1940, as amended.
     (l) The terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings as such terms have in the 1940 Act.
17. MISCELLANEOUS
     (a) No provision of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties.
     (b) This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Nebraska and in accordancw ith the 1940 Act and the rules adopted thereunder.
     (c) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.
     (d) The parties may execute this Agreement or any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.
     (e) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.
     (f) In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other party resulting from such failure to perform or otherwise from such causes.
     (g) Neither the Corporation, AFD nor any of their respective affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by such party.

     (h) Any controversy or claim arising out of, or related to, this Agreement, its termination or the breach thereof, shall be settled by binding arbitration by three arbitrators (or by fewer arbitrator(s), if the parties subsequently agree to fewer) in the State of Nebraska, in accordance with the rules then obtaining of the FINRA, and the arbitrators’ decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.
     (i) Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.
     (j) All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Corporation:	To AFD:
First Focus Funds, Inc.	Aquarius Fund Distributors, LLC
Attn: President	Attn: President
1620 Dodge Street	4020 South 147th Street
Mail Stop 1071	Omaha, NE 68137
Omaha, NE 68102
     (k) Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Corporation are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.
     (l) Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.
     (m) The signature of any party to this Agreement via facsimile shall constitute a valid and binding execution by such party.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

FIRST FOCUS FUNDS, INC.		AQUARIUS FUND DISTRIBUTORS, LLC

By:	\s\ Michael Summers	By:	\s\ Brian Nielsen

	Michael Summers		Brian Nielsen
	President		President

UNDERWRITING AGREEMENT
Schedule A
First Focus Short-Intermediate Bond Fund
First Focus Income Fund
First Focus Balanced Fund
First Focus Core Equity Fund
First Focus Growth Opportunities Fund
First Focus Small Company Fund
First Focus International Equity Fund
First Focus Large Cap Growth Fund

UNDERWRITING AGREEMENT
Schedule B
First Focus Funds, Inc.
Fee Schedule
Service Fees:
Annual fee of $5,000 per Fund, PLUS 1/4 basis point or 0.0025% per annum of each Fund’s average daily net assets
The Fund shall also pay an additional fee to AFD for all FINRA submitted advertising review calculated as 25% of any FINRA costs incurred (for example, if the FINRA charged $100 to perform review, AFD would charge the Fund an additional $25).
All service fees outlined above are payable monthly in arrears.
Registered Representative Licensing:
Annual fee of $5,500 per Registered Representative plus all out-of-pocket costs such as registration expenses and travel expenses to conduct required training.
Out-of-Pocket Expenses:
The Fund(s) shall pay all reasonable out-of-pocket expenses incurred by AFD in connection with activities performed for the Fund(s) hereunder including, without limitation:
•	typesetting, printing and distribution of prospectuses and shareholder reports

•	production, printing, distribution and placement of advertising and sales literature and materials

•	engagement of designers, free-lance writers and public relations firms

•	long-distance telephone lines, services and charges

•	postage

•	overnight delivery charges

•	FINRA fees

•	marketing expenses

•	record retention fees

•	travel, lodging and meals

•	NSCC charges

•	Fund platform fees and service fees
Signatures on next page

IN WITNESS WHEREOF, the parties hereto have executed this Schedule to the Underwriting Agreement dated February 27, 2008.

FIRST FOCUS FUNDS, INC.		AQUARIUS FUND DISTRIBUTORS, LLC

By:	\s\ Michael Summers	By:	\s\ Brian Nielsen

	Michael Summers, President		Brian Nielsen, President